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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                       HOST MARRIOTT SERVICES CORPORATION
                                      FOR

                              $15.75 NET PER SHARE
                                       BY

                           AUTOGRILL ACQUISITION CO.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                            AUTOGRILL OVERSEAS S.A.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                                AUTOGRILL S.P.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Autogrill Acquisition Co., a Delaware corporation (the "Purchaser") which is a wholly-owned subsidiary of Autogrill Overseas S.A., a Luxembourg company that, with the exception of one subscription share, is a wholly-owned subsidiary of Autogrill S.p.A., an Italian company (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, no par value per share (the "Common Stock"), including the associated series A junior preferred stock purchase rights (the "Rights"; the Common Stock and the Rights are collectively hereafter referred to as the "Shares"), issued pursuant to the Rights Agreement dated as of December 22, 1995 by and between Host Marriott Services Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), of the Company, at a price of $15.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 30, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (the terms and conditions of which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares constituting at least two-thirds of the outstanding Shares of the Company (determined on a fully-diluted basis),
(ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (iii) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Parent to consummate the Offer and the transactions contemplated by the Merger Agreement. The Offer is also subject to other terms and conditions which are described in the Offer to Purchase.
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     Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are the following documents:

          1. The Offer to Purchase, dated July 30, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. The Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, or if such certificates and all other required documents cannot be delivered to The Bank of New York (the "Depositary"), by the Expiration Date (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made in accordance with an Agreement and Plan of Merger, dated as of July 26, 1999 (the "Merger Agreement"), by and among the Parent, the Company and the Purchaser. The Merger Agreement provides, among other things, that, after the Purchaser purchases all the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser will take all necessary and appropriate action (including voting its Shares) to cause the Purchaser to be merged with the Company (the "Merger"), in a transaction in which the stockholder of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company) and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Shares).

     The Board of Directors of the Company (the "Board") has unanimously approved the Offer and the Merger and determined that the Offer and the Merger taken together are fair to, and in the best interests of, the stockholders of the Company. The Board unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, a Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or Book-Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

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     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      Goldman, Sachs & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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